Exhibit 8.1

90 Park Avenue

New York, NY 10016

202-239-3300 | Fax: 202-239-3333

February 5, 2021

Ready Capital Corporation 1251 Avenue of the Americas, 50th Floor New York, NY 10020 Anworth Mortgage Asset Corporation 1299 Ocean Avenue, 2nd Floor Santa Monica, California 90401

Ladies and Gentlemen:

We have acted as tax counsel to Ready Capital Corporation, a Maryland corporation (“Ready Capital”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of December 6, 2020 (as such agreement may be amended or modified from time to time, the “Merger Agreement”), by and among Ready Capital, RC Merger Subsidiary, LLC, a Delaware limited liability company (“Merger Sub”), and Anworth Mortgage Asset Corporation, a Maryland corporation (“Anworth”), pursuant to which Anworth will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”). Pursuant to the Merger Agreement, immediately following the Merger, Ready Capital shall contribute Merger Sub to Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), in exchange for partnership interests in the Operating Partnership (the “Anworth Drop-Down”). This opinion letter will be filed as an exhibit to the registration statement on Form S-4 (File No. 333-251863) containing the joint prospectus/proxy statement of Ready Capital and Anworth filed with the Securities and Exchange Commission on January 4, 2021, as amended and supplemented through the date hereof (the “Registration Statement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the opinion set forth in this letter, we have made such legal and factual inquiries as we have deemed necessary or appropriate, including examination of the Articles of Amendment and Restatement of Ready Capital, the bylaws of Ready Capital, the Registration Statement, the Merger Agreement, and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter (the “Reviewed Documents”). In addition, we have been provided with, and we are relying upon, a certificate (the “Ready Capital Certificate of Representations”) containing certain factual representations and covenants of officers of Ready Capital, the Operating Partnership, and Waterfall Asset Management, LLC, a Delaware limited liability company (the “Manager”), relating to, among other things, the actual and proposed operations of Ready Capital (including the actual operations of the companies that have merged with or into Ready Capital) and the entities in which it holds direct or indirect interests and a certificate (the “Anworth Certificate of Representations” and, collectively with the Ready Capital Certificate of Representations, the “Certificates”) containing certain factual representations and covenants of officers of Anworth relating to, among other things, the actual and proposed operations of Anworth and the entities in which it holds direct or indirect interests. For purposes of our opinion, however, we have not made an independent investigation of the facts, representations and covenants set forth in the Reviewed Documents and the Certificates. In particular, we note that Ready Capital has engaged in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have assumed and relied on the representations that the information presented in the Reviewed Documents and the Certificates accurately and completely describes all material facts relevant to our opinion. We have assumed that all statements, representations and covenants set forth in the Reviewed Documents and the Certificates are true without regard to any qualification as to knowledge or belief. We are not, however, aware of any facts inconsistent with the representations contained in the Certificates or the facts in the Reviewed Documents. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. In addition to the foregoing assumptions, we have assumed, and with your consent are relying upon, the following: that (i) the Merger Agreement is valid and binding in accordance with its terms, (ii) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver or breach thereof), and (iii) Anworth qualified to be taxed as a REIT under the Code for all taxable periods commencing with its taxable year ended December 31, 1998 and ending with its taxable year that will end as of the Effective Time.

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Any material change or inaccuracy in the facts referred to, set forth, or assumed herein, in the Reviewed Documents or in the Certificates may affect our conclusions set forth herein.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that, commencing with its taxable year ended on December 31, 2015, Ready Capital has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and intended future organization and operation as described in the Registration Statement and as set forth in the Ready Capital Certificate of Representations will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Effective Time and thereafter.

Ready Capital’s qualification as a REIT depends on Ready Capital’s ongoing satisfaction of the various requirements under the Code and described in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences—The Combined Company,” relating to, among other things, the nature of Ready Capital’s gross income, the composition of Ready Capital’s assets, the level of distributions to Ready Capital’s shareholders, and the diversity of Ready Capital’s ownership. Alston & Bird LLP will not review Ready Capital’s compliance with these requirements on a continuing basis. No assurances can be given that Ready Capital will satisfy these requirements. In addition, the opinion set forth above does not foreclose the possibility that Ready Capital may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

The opinion expressed herein is given as of the date hereof and is based upon the Code, the Treasury Regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinion is based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the U.S. federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to Ready Capital or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion letter has been prepared for you solely in connection with the filing of the Registration Statement relating to the Merger and may not be relied upon by any other person without our prior written consent. The foregoing opinion is limited to the specific matters covered thereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter. Except as set forth herein, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the transactions described in the Registration Statement, any transaction related thereto, or any investment in Ready Capital.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Alston & Bird LLP
ALSTON & BIRD LLP